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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-45573) pertaining to the 1988 and 1990 Stock Option Plans, in the Registration Statement (Form S-8 No. 33-88590) pertaining to the 1992 Stock Option Plan, in the Registration Statement (Form S-8 No. 33-311419) pertaining to the 1995 Stock Option Plan, and in the Registration Statement (Form S-8 No. 33-333647) pertaining to the 1996 Stock Option Plan of Medicis Pharmaceutical Corporation of our report dated August 7, 1998 with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 1998.

                                       /s/ ERNST & YOUNG, LLP

Phoenix, Arizona
September 23, 1998